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                                                                   Exhibit 10.25

                                                           [QUESTCOR LETTERHEAD]


                                                            Charles J. Casamento
August 24, 2001                                        Chairman, President & CEO



Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, CA 94587


Re:  Offer of Employment



Dear Mr. Morris:


Questcor Pharmaceuticals, Inc. (the "Company") is pleased to offer you the position of Vice President of Finance and Administration, Chief Financial Officer on the terms described below.

You will report to Charles J. Casamento, Chief Executive Officer. You will work out of your office at corporate headquarters located in Union City, California. Of course, the Company may change your reporting responsibilities, position, duties, and work location from time to time, as it deems necessary.

Your compensation will be $210,000 per annum ($8,750 semi-monthly) less all required withholding for taxes, including social security. Your start date will be on September 10, 2001. You will receive a one-time signing bonus $20,000 in the payroll dated September 15, 2001. In addition you will be a participant in the bonus plan for executives that has been approved by the Compensation Committee. Your first performance and salary review will take place during December 2002. Your maximum bonus opportunity as a result of your performance from date of hire through calendar year 2002 will be $70,000.

You will be eligible for Questcor benefits as of your first day of employment with the Company or on the first day of the following month, depending on specific plans. Our benefits include medical, dental and vision, as well as life and disability insurance. You will also be eligible for the supplemental insurance plan for Questcor's officers. You will receive 16 days of paid time off per year, in addition to 12 regular holidays and two floating holidays. You will be eligible to participate in the Company's 401(k) Plan on the first plan entry date following your first day of employment as well as the Employee Stock Purchase Plan.

As you no doubt appreciate, as a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and sign the Policy Against Insider Trading.

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8/24/01 letter from Charles J. Casamento
Page 2

The Company's management has in effect an employee stock option plan to recognize the talent and skills you bring to the Company. Management will recommend to the Board of Directors that, at the time you join the Company, the Company grant to you an option to purchase 450,000 shares of the Common Stock of the Company at an exercise price equal to 100% of the closing price of the Company's Common Stock on the date prior to the commencement of your employment. One-eighth (1/8th) of these options will vest after six (6) months of employment and thereafter the remaining shares will vest at the rate of 1/48th of the total grant on each monthly anniversary of your continued employment with the Company. The option will be subject to the terms and conditions of the Company's stock option plan and your stock option agreement.

The Company will review your performance in accordance with the Employee Handbook, to assess your accomplishment of milestones and goals, which the Company reasonably sets for you. The Company will consider whether and when you should receive increases in your compensation and benefits as described therein based on such accomplishments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer.

In the event you are terminated without cause the Company will provide a lump sum severance payment equal to a) nine months' base salary; b) the pro-rated maximum bonus opportunity for the fiscal year (period) of the Company in which the termination occurs and c) continuation of health and medical benefits for nine months. Once you have become an officer of the Company we will enter into a Change of Control agreement with you consistent with the Company's Change of Control agreements it has entered into with the other corporate officers with a comparable position to yours and on a comparable level within the organization.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, express or implied. In the event you accept this employment offer, the terms set forth in this letter will comprise our final, complete and exclusive agreement with respect to the subject matter of this letter. As required by law, the Company's offer is subject to satisfactory proof of your right to work in the United States no later than three days after your employment begins.

                                       2.
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8/24/01 letter from Charles J. Casamento
Page 3

The Company also agrees to enter into a standard indemnity agreement with you, comparable to that of other existing standard indemnity agreements it has entered into with other corporate officers with a comparable position to yours and on a comparable level within the organization.

Please sign and date this letter, and return it to me as soon as possible. This offer terminates if it is not signed and delivered to me by August 31, 2001. A fax copy will suffice for this purpose, so long as an original signature is delivered when you commence employment. My confidential facsimile number is
(510)400-0710.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Charles J. Casamento
Charles J. Casamento
Chief Executive Officer

I hereby acknowledge that I have read the foregoing letter and agree to be bound by all of its terms and conditions:

/s/ Timothy E. Morris
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    Timothy E. Morris

       8/25/01
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        Date

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